Exhibit 10.4

February 1, 2012

Maureen Phillips

Dear Maureen,
We are pleased to confirm our offer of employment for the position of Senior Vice President and General Counsel, reporting to Mike Miller. Your rate of pay will be an annual salary of $375,000.00, $14,423.08 each bi-weekly pay period.
From your first day of employment, you will be eligible to participate in OneBeacon's contributory health, dental and insurance plans, as well as the OneBeacon Stock Ownership and 401(k) plans. As a senior level employee, you are empowered to self manage your time off needs. We recognize the criticality of your role to stay connected and expect that, within reason, you will be readily accessible to your staff, colleagues, and other senior management, as needed.
Your target bonus under the Management Incentive Plan (MIP) will be 50% of your annualized base salary for plan year 2012. An overall bonus pool is calculated based on company results. The allocation of the pool, if any, is based on achieving your business unit's goals and objectives as well as your own individual performance. Individual awards are determined by your management and the Board of Directors, in its sole discretion. The plan does not cap the amount that can be paid to any one participant.
You will receive a sign-on bonus in the amount of $1,300,000.00 (gross), payable in three installments. The first installment of $500,000.00 (gross) will be paid within your first 30 days of employment. Subsequent payments of $400,000.00 (gross) will be paid in each of March 2013 and March 2014. This bonus will be paid in its entirety should you involuntarily leave for reasons other than cause, including change in control; however is subject to repayment should you voluntarily leave OneBeacon within the first twelve months of employment.
You will also have the opportunity to participate in the OneBeacon Long-Term Incentive Plan (LTIP). Subject to ratification by the Compensation Committee of the Board of Directors at the next regularly scheduled meeting, you will receive an initial allocation with an at target value of $550,000.00 for the three-year 2012-2014 award cycle. Assuming corporate performance goals are met at the end of the three-year cycle, payment will be made in early 2015. Your LTIP is determined by the Board of Directors in its sole discretion and is subject to all of the LTIP terms and conditions, including the return of an executed Confidentiality and Nonsolicitation Agreement. We would expect you to be eligible for annual grants under this plan.
In the event your employment with OneBeacon is terminated for reasons other than cause including termination due to any prospective change in control, you will be eligible for separation pay equivalent to two years severance at 2X salary and 2X target bonus provided you execute and not rescind OneBeacon's standard Agreement and Release (“Agreement”).  You will have 45 days after receipt to sign the Agreement, but you may not sign the Agreement before your termination date. Payment shall be made within 30 days of our receipt of your executed Agreement.
OneBeacon is making this offer of employment based in part on your representation that you are not currently subject to a written employment contract or any restrictive covenants with a former employer that you would be violating when performing your responsibilities for OneBeacon. You may not bring any confidential or proprietary information from any former employer to OneBeacon, or use to the benefit of or disclose to OneBeacon any such information at any time. While still employed with your current employer, you may not engage in any activities that would be unfair or disloyal to them.
Please remember that this offer is contingent upon receipt of satisfactory references and the successful completion of background checks which may include criminal, education, and past employment.
Before you can begin working at OneBeacon, we need to verify that you are legally eligible to work in the United States. You will receive a listing of acceptable forms of identification per the U.S. Department of Justice Immigration and Naturalization Form I-9 in your new hire packet. Please bring the appropriate identification with you on your first day.

Maureen, we are very excited at the prospect of you joining the OneBeacon team. If you have additional questions, please feel free to contact me at xxx-xxx-xxxx.

Sincerely,

/s/ Tom Schmitt

Tom Schmitt
Chief Human Resources Officer

Upon acceptance, please sign and fax one copy of this letter to my attention at xxx-xxx-xxxx and retain the second copy for your records.

Accepted:    /s/ Maureen Phillips

Date: 2/1/2012